Exhibit 99.5

Top Customer Questions

1.	Will I still be able to shop at drugstore.com and beauty.com? Yes. We intend to continue building both companies’ powerful brands.

2.	Will my shopping list remain (your list)? Yes. We will continue to use our separate brands and maintain separate branding and functionality of our sites. You will be able to use “your list” as you’ve always done.

3.	Will I be able to purchase at drugstore.com and pick the order up at a local Walgreens? Not immediately, but we do intend to have a local pick-up capability with expanded delivery options in the future.

4.	Can I transfer my prescriptions to Walgreens? Not through our website at this time (although you always have the option of transferring your prescription to Walgreens). However, once we have closed the transaction, we will be exploring all options to provide you with continued value, choice and convenience.

5.	Will you continue to offer the same products your do today? Yes, we will continue to offer the same great assortment we do today and continue to look for the newest, most innovative products in the marketplace. Be assured, we will continue to be your online source for all your health, beauty, and wellness products.

6.	Will I see a difference in the prices I pay? Although no pricing decisions will be made until after the transaction is closed, we expect to maintain Walgreens and drugstore.com’s current product pricing structures.

7.	Who do I contact if I have a problem with my order? Please continue to contact drugstore.com via phone, email, or chat for any service or order related issues. We will continue to be here 24/7 to meet our customer needs.

8.	Will drugstore dollars (DS$) go away? There are no plans to change our popular drugstore dollars program.

9.	Will I be able to use my DS$ on Walgreens.com? Not at this time; however, this is something we will look at during our integration planning.

10.	What happens to my prescription that I have with drugstore.com? Nothing changes. You can still order and manage your prescriptions on our site using your account.

11.	You just switched my prescription services to Bioscript and I had lots of problems. Will the same thing happen again with Walgreens? We apologize for any inconvenience our Bioscript transition may have caused. We assure you that any changes to Walgreens pharmacy will avoid these issues.

12.	Will I be able to order drugstore.com and Beauty.com products on Walgreens.com? Not at this time. We will look to add products to the sites (and stores) but will do so where it makes sense and after we consult with the respective brands.

13.	Will shipping rates and hurdles stay the same on drugstore.com and Beauty.com? We are constantly evaluating our shipping rates and hurdles. We have no plans to change the rates at this time and will continue to offer FS$25 on all Beauty.com orders, FS$25 for new customer orders on drugstore.com and FS$49 for all repeat customer orders on drugstore.com.

14.	Will the service I get from drugstore.com and Beauty.com remain the same? Yes. We are committed to providing our customers with the best service and value we can offer and there are no plans to change our service.

15.	Will I continue to see great prices and promotions? Yes. We are committed to providing our customers with very competitive prices and promotions.

16.	Will I continue to find my hard to find items at drugstore.com? Yes, in fact, we expect to provide our customers with additional product choices not previously offered.

Additional Information about the Transaction

The information in this communication is not, and is not intended to be, a solicitation of proxies or an offer of securities. drugstore plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Walgreens, drugstore, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by drugstore through the web site maintained by the SEC at www.sec.gov and by contacting drugstore Investor Relations at (212) 331-8424. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on drugstore’s website at www.drugstore.com.

Participants in the Acquisition of drugstore

drugstore.com and its directors and officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of drugstore’s stockholders in connection with the proposed transaction will be set forth in the Proxy Statement described above when it is filed with the SEC. Additional information regarding drugstore’s executive officers and directors is included in drugstore’s definitive proxy statement, which was filed with the SEC on April 30, 2010. You can obtain free copies of this document from drugstore using the contact information above.

Forward-Looking Statements

Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties. These statements include those regarding the transaction, the integration process, and our expectations for our operations. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of drugstore’s stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; and other factors described in Walgreens Annual Report on Form 10-K for the year ended August 31, 2010, drugstore.com’s Annual Report on Form 10-K for the year ended January 2, 2011 and their respective subsequent SEC filings, which risks and uncertainties are incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, Walgreens and drugstore.com disclaim any obligation to update any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.